UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 3)*
New Horizons Worldwide, Inc.

(Name of Issuer)
Common Stock, $.01 par value per share

(Title of Class of Securities)
645526104

(CUSIP Number)
December 31, 2008

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☑ Rule 13d-1(c)
☐ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

TABLE OF CONTENTS

Item 1
Item 2. Ownership of Five Percent or Less of a Class
SIGNATURE

Schedule 13G

CUSIP No.	645526104	Page	2	of	6

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) Henry Partners, L.P. 23-2888396

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		*

WITH	8	SHARED DISPOSITIVE POWER

*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
* NOTE: Reporting Persons own less than 5% of the Issuer’s outstanding common stock.

Schedule 13G

CUSIP No.	645526104	Page	3	of	6

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) Matthew Partners, L.P. 23-3063303

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		*

WITH	8	SHARED DISPOSITIVE POWER

*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
* NOTE: Reporting Persons own less than 5% of the Issuer’s outstanding common stock.

Schedule 13G

CUSIP No.	645526104	Page	4	of	6

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) Henry Investment Trust, L.P. 23-2887157

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑*
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		*

WITH	8	SHARED DISPOSITIVE POWER

*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
* NOTE: Reporting Persons own less than 5% of the Issuer’s outstanding common stock.

Schedule 13G

CUSIP No.	645526104	Page	5	of	6
Item 1.
(a)	Name of Issuer:

New Horizons Worldwide, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

1900 S. State College Boulevard Anaheim, CA 92806

Item 2.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☑

Schedule 13G

CUSIP No.	645526104	Page	6	of	6
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HENRY PARTNERS, L.P. by its General Partner, HENRY INVESTMENT TRUST, L.P., by its General Partner, CANINE PARTNERS, LLC
Date: January 27, 2009	By:	/s/ David W. Wright
David W. Wright,
President

MATTHEW PARTNERS, L.P. by its General Partner, HENRY INVESTMENT TRUST, L.P., by its General Partner, CANINE PARTNERS, LLC
Date: January 27, 2009	By:	/s/ David W. Wright
David W. Wright,
President

HENRY INVESTMENT TRUST, L.P., by its General Partner, CANINE PARTNERS, LLC
Date: January 27, 2009	By:	/s/ David W. Wright
David W. Wright,
President